EXHIBIT 23.29

CONSENT OF QUALIFIED PERSON

March 15, 2024

I, James Tod, consent to:

·

the incorporation by reference to the technical report titled “Technical Report Summary on the Initial Assessment of the Fox Complex, Ontario, Canada” (the “Technical Report Summary”), that is current as of December 31, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in the Form 10-K.

·

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statements; and

·

any extracts from or summaries of the TRS included or incorporated by reference in the Form 10-K and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 10-K and that it fairy and accurately represents the information in the Technical Report Summary for which I am responsible.

By:	/s/ James Tod
	James Tod, P. Eng. (PEO - 90518275)	Sheila Ellen Daniel, P. Geo. (0151)